PRESS RELEASE

Toro Ventures, Inc. Executes Turnkey Agreement on The Crown Oil and Gas Lease. Work Program on Lease Commencing Immediately.

2008 04 02 09:00 ET News Release

Seattle, Washington.

Toro Ventures, Inc. (OTCBB:TORO)

Toro Ventures, Inc. is pleased to announce that the company has executed a Turnkey agreement with Nitro Petroleum, Inc. on the Crown Oil and Gas Lease in Pottowatomie County, Oklahoma. The Turnkey agreement provides that Toro acquires a 60% working interest in the Crown Oil and Gas leases. The Lease will drill two new wells on the Crown Lease as a fully functional Oil and Gas production.

A payment of $250,000 has been paid to Nitro in full consideration for the working interest of the Turnkey agreement. The Work Program on the Crown Oil and Gas Lease will be commenced immediately by Toro and Nitro.

Toro Ventures, Inc. is excited to move aggressively into the Oil and Natural Gas exploration business. Oil and Gas prices are at high levels due to increased world energy demands and supply shortfalls. These higher prices should enable smaller and faster moving companies like Toro Ventures to be aggressive in acquiring further opportunities within the Sector.

Frederick Graham, President and CEO of Toro, has stated that, "The Crown Oil and Gas lease provides the company with cash flows to develop further reserves and production capabilities. The Company will continue to seek out opportunities to acquire producing leases and further drilling prospects within North America. "

Toro's objective is to develop opportunities in the Oil and Natural Gas sectors that represent lower than industry average risk. As well, Toro aims to define larger projects that can be developed with Joint Venture partners. Toro is confident that these opportunities exist in a sector that holds long-term fundamental strength. By doing so Toro intends to continuing building Oil and Natural Gas reserves thereby increasing capital appreciation to TORO shareholders.

More information on the Crown Leases will be made available on Toro's New Corporate Website in the near future.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications which may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above.

Contacts: Toro Ventures, Inc.

Investor Relations

1-206-922-2001

CEO and President

Frederick Graham

1-206-686-1757

www.toroventuresinc.com